Exhibit 99.1

FINAL

FOR IMMEDIATE RELEASE

CONTACT:

Meg Maise (Corporate Press/Investor Relations)

Take-Two Interactive Software, Inc.

(646) 536-2932

meg.maise@take2games.com

Brunswick Group

Steve Lipin/Christina Stenson

(212) 333-3810

taketwo@brunswickgroup.com

Take-Two Interactive Software, Inc. to Nominate Three New Directors at 2010 Annual Meeting

New York, NY — January 21, 2010 — Take-Two Interactive Software, Inc. (NASDAQ:TTWO) today announced that the Board of Directors will nominate for election at the 2010 Annual Stockholder Meeting, three new board members to replace Ben Feder, Grover C. Brown, Esq., and John F. Levy, who will not stand for re-election. Take-Two is proposing this change in board representation at the request of certain stockholders, including Carl Icahn, holder of approximately 11.3 percent of Take-Two shares.  Ben Feder will continue to serve as Chief Executive Officer of Take-Two.

As part of an agreement reached with Mr. Icahn, Take-Two will nominate for election by stockholders Mr. Icahn’s nominees, SungHwan Cho, Brett Icahn and James L. Nelson.  Mr. Icahn has agreed that he will vote his shares at the annual meeting for Take-Two’s full slate of nominees, which will also include incumbent directors Strauss Zelnick, Michael Dornemann, Robert Bowman, J Moses and Michael Sheresky. If the nominees are elected to the Company’s Board and Mr. Icahn’s holdings in Take-Two subsequently fall below 5 percent, his nominees will resign from the Board immediately.

Strauss Zelnick, Chairman of Take-Two commented, “I want to express my gratitude to Ben, Grover and John not only for their dedicated service to Take-Two stockholders but also for their very gracious decision not to stand for re-election so that we can facilitate a change in Board composition. It’s important to note that Mr. Icahn did not request that these directors in particular step down; they were willing to continue in their role but agreed not to stand for re-election in keeping with their commitment to the Company and desire to put the best interests of stockholders first, as they have done throughout their tenure on the Board.”

The Board concluded a director selection process that included a vetting and nominating process for Mr. Icahn’s candidates and also the consideration of other independent qualified directors.

“Take-Two has industry-leading development talent and intellectual property,” said Carl Icahn.  “I’m a firm believer in the long-term potential of the Company, and from a corporate governance point of view I applaud the current board for its responsiveness.”

Mr. Zelnick continued, “Advancing our stockholders’ interests is the Board’s guiding principle, and it’s in that spirit that we’ve undertaken a change in board representation. We have much to accomplish at Take-Two in the year ahead, and we welcome the new directors who each have experience in the entertainment industry and will help us achieve our objectives.”

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC, PlayStation®3 and PlayStation®2 computer entertainment systems, PSP® (PlayStation®Portable) system, Xbox 360® video game and entertainment system from Microsoft, Wii™, Nintendo DS™, iPhone™ and iPod® touch. The Company publishes and develops products through its wholly owned labels Rockstar Games and 2K, which publishes its titles under 2K Games, 2K Sports and 2K Play. Take-Two also distributes software, hardware and accessories in North America through its Jack of All Games subsidiary. The Company’s common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Cautionary Note Regarding Forward-Looking Statements

The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company’s future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: our dependence on key management and product development personnel, our dependence on our Grand Theft Auto products and our ability to develop other hit titles for current generation platforms, the timely release and significant market acceptance of our games, the ability to maintain acceptable pricing levels on our games, our reliance on a primary distribution service provider for a significant portion of our products, our ability to raise capital if needed, risks associated with international operations, and the matters relating to the investigation by a special committee of our board of directors of the Company’s stock option grants and the claims and proceedings relating thereto (including stockholder and derivative litigation and negative tax or other implications for the Company resulting from any accounting adjustments or other factors). Other important factors and information are contained in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009, in the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC, which can be accessed at www.take2games.com. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the solicitation of proxies, Take-Two will file a definitive proxy statement and other relevant documents with the SEC concerning the proposals to be presented at the 2010 Annual Meeting of Stockholders.  THE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT TAKE-TWO AND THE 2010 ANNUAL MEETING OF STOCKHOLDERS.  When filed, the definitive proxy statement will be available free of charge at the SEC’s web site at www.sec.gov or from Take-Take at www.take2games.com.  The contents of the websites referenced herein are not deemed to be incorporated by reference into the proxy statement.

Take-Two and its directors and executive officers and the director nominees may be deemed to be participants in the solicitation of proxies in connection with the 2010 Annual Meeting of Stockholders.  Information regarding Take-Two directors and executive officers and the director nominees will be included in the proxy statement.

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